EXHIBIT 99.1

NEWS	CONTACT:	Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@bibicoff.com

U.S. HOME SYSTEMS REPORTS OPERATING RESULTS FOR

THIRD QUARTER AND NINE-MONTH PERIODS

USHS Withdraws Annual Earnings Guidance for 2004

DALLAS, TX., NOV. 12, 2004 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the third quarter and nine-month periods ended September 30, 2004. For the third quarter 2004, consolidated revenues were $24,587,000 as compared with $21,816,000 in the third quarter 2003. Net loss in the third quarter 2004 was $488,000, or $0.06 per share, compared with net income of $551,000, or $0.08 per diluted share, in the prior year period. For the nine months ended September 30, 2004, consolidated revenues were $69,269,000 as compared with $57,164,000 in the prior year period. Net loss for the nine months ended September 30, 2004 was $357,000, or $0.05 per share, compared with net income of $900,000 or $0.13 per diluted share in the prior year period.

Home Improvement Operations: During 2004, USHS’s home improvement operations have been engaged in an aggressive expansion program with The Home Depot. During the second and third quarters of 2004, the Company’s interior products business opened five new kitchen and bath sales and installation centers in five cities to serve The Home Depot customers in these markets. Additionally, the Company converted three kitchen and bath centers in three other cities, which it previously operated under other brands. In the aggregate, during the second and third quarters, the interior products business rolled out its kitchen refacing products to 194 The Home Depot stores. In USHS’s exterior products business, USHS opened new deck manufacturing facilities in Massachusetts and Connecticut.

Revenues increased in each of the Company’s home improvement businesses as compared with the prior year period resulting from its expansion program with The Home Depot. However, the revenue increases were not commensurate with the increased operating costs from the new operations. The opening of manufacturing, sales and installation facilities requires expenditures for facility improvements, machinery, furniture and fixtures, and other expenses, and requires the funding of operating losses during the initial months following the opening of a facility.

In the Company’s interior products business, revenues for the third quarter 2004 and 2003 were $16,804,000 and $14,794,000, respectively. Net income was $326,000 and $448,000 for the same periods, respectively. Although USHS expected operating losses from its new kitchen and bath sales and installation centers, the Company encountered unexpected difficulties in engaging a sufficient number of qualified subcontractor installers in its California centers resulting in less than anticipated revenues. Since revenues are recognized upon completion of installation of a sales order, this problem had a significant impact on recorded revenue and therefore profitability of the interior products business.

The Company’s exterior products business had more diverse issues. Revenues for the third quarter 2004 were $6,365,000 as compared with $5,689,000 in the third quarter 2003. Net loss was $730,000 as compared with net income of $151,000 for the same periods, respectively. Expected operating losses in new manufacturing facilities were compounded by lower than expected new sales orders and increased infrastructure expenses. The Company attributed the poor results in the exterior products business to an ineffective marketing campaign coupled with slow reaction time to trim overhead and delays in obtaining required building permits in Philadelphia and New Jersey.

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USHS REPORTS Q3 AND NINE-MONTH 2004 RESULTS     PAGE TWO

“Although we are very disappointed and dissatisfied with our third quarter operating results, particularly in our exterior products segment, we are encouraged by the continued growth of our home improvement segments,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “In October 2004 we implemented a number of corrective actions that we believe will successfully address the operating issues we faced in the third quarter, including the deployment of a plan to establish an employee-based installation workforce in our California operations, right sizing our exterior products infrastructure, and combining our sales and marketing functions for our interior and exterior products. Except for the installer-related problems in California, which we believe will be corrected in the fourth quarter, the roll-out of interior products expansion program with The Home Depot proceeded in line with our plan.”

Consumer Finance Operations: Third quarter revenues in this business segment were $1,418,000, an increase of six percent, as compared with $1,333,000 in the third quarter 2003. Net loss in consumer finance operations was $84,000, as compared with a net loss of $48,000 in the third quarter 2003. In February 2003, USHS changed its consumer finance business model from selling portfolios of retail installment obligations (RIOs) to financing portfolios of RIOs. The Company expects this strategy will provide it with greater earnings potential in the long-term because the finance charges earned over the life of the RIOs will be greater than the one-time premium previously earned upon the sale of the RIOs. The increase in revenues in the third quarter of 2004 reflects increased interest income from the larger portfolio of RIOs as compared with the same prior year period.

“The current low interest rate environment and early payoffs of RIOs from consumer refinancing have continued to inhibit the growth our RIO portfolio and revenues”, said Gross. “However, we are confident that our new consumer finance business model will yield greater profitability in the long-term.”

Gross continued, “We are committed to a growth strategy with The Home Depot which we believe will define our long-term success. Our commitment to this objective requires us to invest in our business. As we enter new markets with The Home Depot, we understand that some markets may challenge our marketing and sales functions, and other markets may challenge our production capacities. Adjusting to these factors and delivering consistent operating results, as well as overcoming the expected initial operating losses, makes it difficult for us to accurately project our earnings in the short-term. The uncertainties of macro economic factors and regional market uniqueness only add to the complexity of our ability to accurately project future financial results. Although we have expectations as what financial results may be achieved, we must focus our management’s attention to making our business profitable and returning value to our stockholders. Therefore, we are withdrawing our previously announced earnings guidance for fiscal 2004 and the Company will not issue any quarterly or annual earnings guidance for the foreseeable future.”

Management of USHS will host a conference call to discuss its third quarter and nine months 2004 results at 10:30 a.m. CST on Friday, November 12, 2004.

To participate in the call, please dial 800-299-9086 (international callers dial 617-786-2903) at least five minutes prior to the start time of the call. The passcode for the call is 91444481. The call will also be simulcast and can be accessed on the Internet at www.fulldisclosure.com and www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 14 days. A telephone replay of the call will also be available through November 19, 2004. To listen to the telephone replay, dial 888-286-8010 (617-801-6888 outside the U.S.) and enter conference passcode 5119657.

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USHS REPORTS Q3 AND NINE-MONTH 2004 RESULTS    PAGE THREE

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	(unaudited) Quarter Ended September 30,
	2004	2003
Revenue	$24,587	$21,816
Income (loss) from operations	(729)	959
Income (loss) before income taxes	(802)	907
Net income (loss)	(488)	551
Net income (loss) per common share – basic	$(0.06)	$0.08
Net income (loss) per common share – diluted	$(0.06)	$0.08
Weighted average shares outstanding	7,884,274	6,946,136

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	(unaudited) Nine Months Ended September 30,
	2004	2003
Revenue	$69,269	$57,164
Income (loss) from operations	(465)	1,622
Income (loss) before income taxes	(586)	1,485
Net income (loss)	(357)	900
Net income (loss) per common share – basic	$(0.05)	$0.14
Net income (loss) per common share – diluted	$(0.05)	$0.13
Weighted average shares outstanding	7,010,090	6,813,002

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Cabinet Refacing, Century 21 Home Improvement, and under our brands, Facelifters and USA Deck-Designer Deck. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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